Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 33-97900, 333- 20191, 333-51143, 333-46588 and 333-119329 on Form S-8 of our report dated June 23, 2025 appearing in this Annual Report on Form 11-K of the Washington Federal Bank 401(k) Plan for the year ended December 31, 2024.

/s/ Weaver and Tidwell, LLP

Bethesda, Maryland
June 23, 2025